Exhibit 21.1

List of Subsidiaries of Timberline Resources Corporation

Staccato Gold Resources Ltd., British Columbia, Canada

BH Minerals USA Inc., Colorado

Wolfpack Gold (Nevada) Corp., Nevada

Talapoosa Development Corp., Delaware